                                                                    Exhibit 11.1
                                                                    ------------

                             MYRIAD GENETICS, INC.
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE



                                                Three Months Ended
                                    September 30, 1996     September 30, 1995
                                   --------------------   --------------------
Net loss                                   ($2,830,079)           ($1,602,903)

Weighted average common shares
 outstanding                                 8,712,829               3,560,638

Weighted average preferred shares
 outstanding                                         -               1,506,690
                                   --------------------   --------------------
Shares used in computation                   8,712,829               5,067,328
                                   ====================   ====================
Net loss per share                              ($0.32)                ($0.32)
                                   ====================   ====================